EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
OF THE SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF NORTHWEST BIOTHERAPEUTICS, INC.
Pursuant to Section 242 of the
General Corporation Law of the
State of Delaware
Northwest Biotherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
That, by written action of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation, as amended, of the Corporation and declaring such amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to such amendment. The resolution setting forth the amendment is as follows:
RESOLVED: That Article IV, Section 1 of the Seventh Amended and Restated Certificate of Incorporation of the Corporation, be and hereby is amended to add the following as Section 1(e).
ARTICLE IV
(e) Effective 12:01 a.m. on June 19, 2007 (the “Effective Time”) all shares of shares of common stock of the Corporation (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall be and hereby are automatically combined and reclassified without any action on the part of the holder thereof, as follows: Every fifteen shares of Old Common Stock shall be combined and reclassified (the “Reverse Stock Split”) as one share of issued and outstanding Common Stock (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Reverse Stock Split and shall issue cash in lieu thereof. Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

Executed at Bothell, Washington, on June 19, 2007.
NORTHWEST BIOTHERAPEUTICS, INC.

By:

Name:
Title: